Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial data should be read together with our consolidated financial statements and related notes included in Exhibit 9.3, Item 8, “Financial Statements and Supplementary Data” of this Current Report on Form 8-K.

The following tables set forth the selected consolidated financial data for each of the years in the five-year period ended December 31, 2009.  The selected consolidated financial data is qualified in its entirety and should be read in conjunction with the Consolidated Financial Statements and related notes thereto set forth in Item 8 and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  We have derived the consolidated statements of operations data for the years ended December 31, 2009, 2008 and 2007 and the consolidated balance sheet data as of December 31, 2009 and December 31, 2008 from the consolidated audited financial statements included elsewhere in this Current Report on Form 8-K.  The consolidated statement of operations data for the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2007, 2006 and 2005 were derived from consolidated audited financial statements that are not included in this Current Report on Form 8-K.

On April 7, 2010, we completed the sale of our former operations in the Ukraine to Harley Trading Limited, a company beneficially owned by Igor Kolomoisky, a CME Ltd. shareholder and a member of our Board of Directors, for total consideration of $308.0 million. The results of our former Ukraine operations have therefore been accounted for as discontinued operations and we have also reclassified the assets and liabilities as held for sale for all periods presented.

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
	(US$ 000’s, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues	$681,945	$920,476	$712,018	$505,038	$328,131
Operating (loss) / income	(38,971)	183,466	190,230	120,418	32,251
(Loss) / income from continuing operations	(70,983)	41,942	96,113	24,360	37,309
(Loss) / income on discontinued operations	(36,824)	(309,421)	9,612	9,666	18,615
Net (loss) / income attributable to CME Ltd.	$(97,157)	$(269,546)	$88,618	$21,626	$42,322

PER SHARE DATA:
Net (loss) / income per common share from:
Continuing operations – basic	$(1.11)	$0.94	$1.91	$0.30	$0.68
Continuing operations – diluted	(1.11)	0.93	1.89	0.29	0.67
Discontinued operations – basic	(0.68)	(7.31)	0.23	0.24	0.54
Discontinued operations – diluted	(0.68)	(7.25)	0.23	0.24	0.52
Net (loss) / income attributable to CME Ltd. common shareholders – basic	(1.79)	(6.37)	2.14	0.54	1.22
Net (loss) / income attributable to CME Ltd. common shareholders – diluted	$(1.79)	$(6.32)	$2.12	$0.53	$1.19
Weighted average common shares used in computing per share amounts (000’s)
Basic	54,344	42,328	41,384	40,027	34,664
Diluted	54,344	42,683	41,833	40,600	35,430

CONSOLIDATED BALANCE SHEET DATA:
Cash	$445,954	$94,423	$128,159	$131,718	$63,978
Other current assets	435,507	485,089	435,387	293,457	228,967
Non-current assets	1,991,326	1,827,104	1,774,889	1,393,825	1,095,905
Total assets	$2,872,787	$2,406,616	$2,338,435	$1,819,000	$1,388,850
Current liabilities	352,118	248,484	238,571	195,418	217,621
Non-current liabilities	1,348,829	1,059,687	676,902	561,627	477,439
CME Ltd. Shareholders’ equity	1,177,589	1,095,258	1,399,807	1,035,766	680,553
Noncontrolling interests	(5,749)	3,187	23,155	26,189	13,237
Total liabilities and equity	$2,872,787	$2,406,616	$2,338,435	$1,819,000	$1,388,850

Seasonality

We, like other television operators, experience seasonality, with advertising sales tending to be lowest during the third quarter of each calendar year, which includes the summer holiday period (typically July and August), and highest during the fourth quarter of each calendar year.